Exhibit 10.1

July 13, 2026

Eric M. Mellinger

[Intentionally omitted.]

[Intentionally omitted.]

Dear Eric,

Spire Global Subsidiary, Inc. (the “Company”) is pleased to offer you employment on the terms of this letter agreement (the “Agreement”):

1.
Position and Start Date. Your job title will initially be Chief Commercial Officer of Spire Global, Inc., and you will be working in our Tyson’s Corner, VA office. You will initially report to Theresa Condor, Chief Executive Officer. This is a full-time, exempt position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. You and the Company anticipate that your initial date of employment (your “Start Date”) will be August 3, 2026.

2.
Cash Compensation.

(a)
Base Salary. Beginning as of the Start Date, the Company will pay you a starting salary at the rate of $385,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

(b)
Performance Bonus Structure. You will be eligible for an annual performance bonus plan based 100% on company performance. The annual on-target bonus will be 80% of your base salary. For 2026, your bonus will be prorated based on seven (7) months of employment. The annual company performance targets will be set and subject to change on an annual basis.

3.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, subject to the terms and conditions of the plans and policies applicable to the benefits, on a basis which is no less favorable than is provided to other similarly situated executives of the Company.

4.
Restricted Stock Units. It will be recommended that, subject to the approval of the Company’s Board of Directors or its Compensation Committee, as applicable, in its sole discretion, the Company grant you an award of restricted stock units (the “Award”) covering 150,000 shares of Company Common Stock (the “Shares”). The Award will be subject to the terms and conditions of the Spire Global, Inc. 2021 Equity Incentive Plan (as amended, the “Plan”) and restricted stock unit award agreement thereunder. We will recommend that the Award be scheduled to vest as to twenty-five percent (25%) of the total number of Shares subject to the Award on the first Quarterly Vesting Date (as defined below) that is in the same calendar quarter as the one (1) year anniversary of your vesting start date and thereafter as to 1/16th of the total number of Shares subject to the Award on each Quarterly Vesting Date thereafter over the next three (3) years, in each case subject to your continued service with the Company (or any parent or subsidiary of the Company, as applicable) through the applicable vesting date. For purposes of the Award, “Quarterly Vesting Date” means, with respect to any calendar year, the 20th day of February, May, August, and November.

5.
Proprietary Information and Inventions Agreement. The Proprietary Information and Inventions Agreement that you have signed is incorporated herein by this reference, and signing such agreement is an express condition of your employment with the Company.

6.
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement and your Executive Employment Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.
Tax Matters.

(a)
Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.
Interpretation, Amendment and Enforcement. Except for any arbitration agreement that you may enter into or may have entered into in connection with your employment, this Agreement, the Executive Employment Agreement, and the Proprietary Information and Inventions Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this

Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Virginia law, excluding laws relating to conflicts or choice of law. Unless you have entered into or subsequently enter into any arbitration agreement in connection with your employment, you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Fairfax County, Virginia, in connection with any Dispute or any claim related to any Dispute.

9. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. If a party signs the signature page and faxes (or scans and emails) the signature page to the other party or signs this Agreement by electronic signature, then such signature page shall be deemed an original signature page to this Agreement and shall constitute the execution and delivery of this Agreement by the sending party.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this Agreement and the Executive Employment Agreement and returning them to me. This offer, if not accepted, will expire at the close of business in 7 days.

Very truly yours,

Spire Global Subsidiary, Inc.

By: /s/ Theresa Condor

Title: Theresa Condor, CEO

I have read and accept this employment offer:

/s/ Eric M. Mellinger
Eric Mellinger

July 13, 2026
Date

Attachments

Proprietary Information and Inventions Agreement

Executive Employment Agreement

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into by and between Spire Global Subsidiary, Inc., a Delaware corporation (the “Company”) and Eric Mellinger (“Employee”) (collectively “Parties” or individually “Party”). This Agreement shall become effective, as of its stated date of execution, when both the Employee and the Company sign it.

RECITALS

A. The Company has offered Employee employment with the Company pursuant to an offer letter agreement dated July 13, 2026 (the “Letter Agreement”).

B. In connection with the Letter Agreement, and as a condition of employment with the Company, the Company and Employee are entering into a Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”).

C. The “Effective Date” of this Agreement shall be the Employee’s first day of employment with the Company.

D. The Company desires to employ Employee pursuant to the terms of the Letter Agreement and this Agreement and Employee desires to accept such employment pursuant to the terms of this Agreement.

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the Parties agree as follows:

1. Capitalized Terms. Each capitalized term in this Agreement has the meaning given to such term in this Agreement.

2. Term. The term of this Agreement (the “Term”) is the period from the Effective Date until Employee’s employment is terminated in accordance with Section 4.

3. Vesting of Equity Awards Upon a Change in Control. If the Company terminates Employee’s employment without Cause or if Employee resigns with Good Reason (either such event, a “Qualifying Termination”), in either case with the Termination Date occurring during the Change in Control Period, then, with respect to any equity-based award that has been granted to Employee under the Equity Incentive Plan or otherwise and is outstanding and not fully vested on the Termination Date (an “Equity Award”), and notwithstanding any language in the Company’s equity plan to the contrary, the unvested portion of any Equity Award, including performance based Equity Awards, that are outstanding on the Termination Date will immediately fully vest. Notwithstanding any provision to the contrary in the terms of any Equity Award agreement regarding the expiration date of the Equity Award, if such Equity Award is a stock option, it will remain exercisable until the expiration date of such award and the exercisable period identified in the Equity Award shall not apply.

4. Termination of Employment.

4.1 Termination of Employment Events. Employee’s employment with the Company will terminate upon:

(a) The date of Employee’s receipt of written notice from the Company of the termination of Employee’s employment (or any later date specified in such written notice from the Company);

(b) The effective date of Employee’s resignation for Good Reason or any other reason (as specified in written notice from Employee); or

(c) Employee’s death.

4.2 Termination Date. The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date.”

4.3 Resignation From Positions. Unless otherwise requested by the Company’s Board of Directors (the “Board”) in writing, upon Employee’s termination of employment with the Company for any reason Employee shall automatically resign as of the Termination Date from all titles, positions and appointments Employee then holds with the Company, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and Employee hereby agrees to take all actions necessary to effectuate such resignations.

5. Payments Upon Termination of Employment.

5.1. Qualifying Termination Before a Change in Control or after the Change in Control Period. If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, and the Termination Date occurs before a Change in Control or after the Change in Control Period, then the Company shall, in addition to paying Employee’s base salary and other compensation earned through the Termination Date, subject to the conditions outlined in Section 5.4 below:

(a) pay to Employee as severance pay an amount equal to one hundred percent (100%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary if Employee resigns for Good Reason as a result of such reduction), less all legally required and authorized deductions and withholdings, payable in a lump sum in accordance with Section 5.4;

(b) pay to Employee as additional severance pay an amount equal to one hundred percent (100%) of Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs, less all legally required and authorized deductions and withholdings, payable in a lump sum in accordance with Section 5.4 (the “Non-CIC Bonus Payment”);

(c) pay to Employee as additional severance a lump sum cash payment equal to one hundred percent (100%) of Employee’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of twelve (12) months, less all legally required and authorized deductions and withholdings, payable in a lump sum in accordance with Section 5.4 (the “Non-CIC Benefits Continuation Payment”); and

(d) pay up to $15,000.00 for outplacement services by an outplacement services provider selected by Employee, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to Employee, in either case subject to Employee’s submission of appropriate receipts before the twelve (12) month anniversary of the Termination Date (the “Outplacement Payments”).

5.2. Qualifying Termination During the Change in Control Period. If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, and the Termination Date occurs on the date of a Change in Control to occur during the Term or before the eighteen (18) month anniversary of such Change in Control (the “Change in Control Period”), then the Company shall, in addition to paying Employee’s base salary and other compensation earned through the Termination Date, subject to the conditions outlined in Section 5.4 below:

(a) pay to Employee as severance pay an amount equal to the sum of (i) one hundred fifty percent (150%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary), (ii) one hundred fifty percent (150%) of Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs (the “CIC Bonus Payment”), and (iii) one hundred fifty percent (150%) of Employee’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of eighteen (18) months (the “CIC Benefits Continuation Payment”), in each case less all legally required and authorized deductions and withholdings, payable in a lump sum in accordance with Section 5.4; and

(b) pay the Outplacement Payments.

5.3. Other Termination of Employment Events. If Employee’s employment with the Company is terminated by reason of:

(a) Employee’s resignation for any reason other than Good Reason;

(b) termination of Employee’s employment by the Company for Cause; or

(c) Employee’s death or Disability,

then the Company shall pay to Employee or Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s base salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

5.4. Conditions. Notwithstanding the foregoing provisions of this Section 5, the Company will not be obligated to make any severance payment or Outplacement Payments to or on behalf of Employee under Section 5.1 or Section 5.2 (as applicable) unless (a) Employee signs a release of claims in favor of the Company in a form to be prescribed by the Company (the “Release”), (b) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Employee rescinding the Release and such Release becomes effective and irrevocable, all within sixty (60) days following the Termination Date (or such shorter period as set forth in the Release), and (c) Employee is in strict compliance with the terms of this Agreement and the Confidentiality Agreement and any other written agreement between Employee and the Company. The severance payable in accordance with Section 5.1 or Section 5.2 (as applicable) shall be payable in a lump sum within sixty (60) days following the Termination Date; provided that, if the Release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

5.5 Cause Defined. “Cause” hereunder means:

(a) Employee’s intentional and repeated material failure to perform Employee’s material job duties competently as reasonably determined by the Company’s Chief Executive Officer;

(b) gross misconduct by Employee that is demonstrably and materially damaging to the Company;

(c) fraud, misappropriation, or embezzlement by Employee;

(d) an act or acts of dishonesty by Employee and intended to result in gain or personal enrichment of Employee at the expense of the Company;

(e) Employee’s conviction of or plea of nolo contendere to a felony;

(f) Employee’s intentional and material violation of the Company’s Code of Conduct or Employee Handbook or other material written policy; or

(g) the intentional and material breach of this Agreement or the Confidentiality Agreement by Employee.

With respect to Section 5.5(a), Section 5.5(f) or Section 5.5(g), the Company shall first provide Employee with written notice within thirty (30) calendar days of the condition’s occurrence detailing the asserted failure, violation or breach and provide a reasonable opportunity to cure such asserted failure, violation or breach, with such written notice identifying with specificity the reasonable action(s) needed to cure within thirty (30) calendar days of Employee’s receipt of written notice from the Company. However, Employee recognizes some events result in the destruction of trust and are, therefore, not curable. The Company, in its sole discretion, shall determine whether an event is curable; and, therefore, whether the notice allowed for in this paragraph is applicable.

5.6. Change in Control Defined. “Change in Control” hereunder has the same meaning such term has in the Spire Global, Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”).

5.7. Good Reason Defined. “Good Reason” hereunder means the occurrence of any of the following events without Employee’s consent:

(a)
a material diminution in the Employee’s responsibilities, authority or duties (including without limitation a change in Employee’s reporting position such that Employee no longer reports directly to the Chief Executive Officer of the Company);

(b) a material diminution (ten percent (10%) or more) in the Employee's base salary, annual bonus, annual equity award, or any other annual incentive compensation opportunity;

(c) a relocation of the Employee’s principal place of employment to a location more than thirty (30) miles from his principal place of employment on the Effective Date; or

(d) the material breach of this Agreement by the Company.

provided, however, that “Good Reason” shall not exist unless Employee has first provided written notice to the Company of the occurrence of one or more of the conditions under clauses (a) through (d) above, and such condition is not fully remedied by the Company within thirty (30) calendar days after the Company’s receipt of written notice from Employee.

5.8. Disability Defined. “Disability” hereunder has the same meaning such term has in the Equity Incentive Plan.

5.9. Employee Benefit Plans or Programs. For avoidance of doubt, nothing in this Agreement affects Employee’s right to receive any amounts due under the terms of any employee benefit plans or programs (other than severance-related plan or program) then maintained by the Company in which Employee participates.

6. Anticipatory Qualifying Termination. If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, and a Change in Control occurs within ninety (90) calendar days after Employee’s Termination Date, then Employee shall receive an additional cash payment equal to the sum of: (i) fifty percent (50%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary), (ii) the difference between the CIC Bonus Payment amount and the Non-CIC Bonus Payment amount, and (iii) the difference between the CIC Benefits Continuation Payment and the Non-CIC Benefits Continuation Payment, less all legally required and authorized deductions and withholdings, payable in a single lump sum no later than ten (10) calendar days after the date of such Change in Control.

7. Taxes Generally and Section 409A.

7.1 Taxes. The Company is entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Company.

7.2 Section 409A. This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Section 409A, including Sections 409A(a)(2), (3) and (4) of the Code and current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement:

(a) all payments to be made to Employee hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified in this Agreement or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A;

(b) Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A;

(c) in the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii);

(d) to the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Employee incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;

(e) to the extent any payment or delivery otherwise required to be made to Employee hereunder on account of Employee’s separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if Employee is a “specified employee” under Section 409A at the time of Employee’s separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Employee’s separation from service, or (ii) the date of Employee’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Employee or, if Employee has died, to Employee’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement; and

(f) the Parties agree that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

8. Miscellaneous.

8.1. Integration. This Agreement embodies the entire agreement and understanding among the Parties relative to subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided, however, this Agreement is not intended to supersede or otherwise affect the Letter Agreement, the Confidentiality Agreement, the Equity Incentive Plan or any Award Agreement (as defined in the Equity Incentive Plan), each of which shall remain in effect in accordance with its terms.

8.2. Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Virginia without giving effect to any choice or conflict of law provision or rule, whether of the State of Virginia or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Virginia.

8.3. Choice of Jurisdiction. Employee and the Company consent to jurisdiction of the courts of the State of Virginia and/or the federal district courts in the State of Virginia, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Company or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Employee’s employment with the Company or the termination of such employment shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Virginia and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

8.4. Counterparts. This Agreement may be executed by the Parties in one or more counterparts (including by means of telecopied, facsimile, PDF, DocuSign or other electronic signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures delivered by telecopied, facsimile, PDF, DocuSign or other electronic signature shall constitute original signatures.

8.5. Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Employee, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 8.5. Employee may not assign this Agreement or any rights or obligations hereunder other than to Employee’s estate in the event of Employee’s death.

8.6. Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties.

8.7. Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect.

8.8. 280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 8.8 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 8.8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.8. Any reduction in payments and/or benefits required by this Section 8.8 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

[Signature Page Follows]

THIS EXECUTIVE EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the stated date of execution, when both Employee and the Company sign it.

SPIRE GLOBAL SUBSIDIARY, INC.

Date: July 13, 2026 /s/ Theresa Condor__________________________

By: Theresa Condor, CEO

EMPLOYEE:

Date: July 13, 2026 /s/ Eric M. Mellinger_________________________

Eric Mellinger